Company Contact: Andrew Warner, CFO EnergyConnect, Inc. (408) 898-4592 AWarner@energyconnectinc.com	Investor Relations Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Group, Inc. Reports First Quarter 2010 Results
– First Quarter Revenue of $7.0 million, compared to $1.2 million a year ago –
– First Quarter EPS was $0.02, compared to Loss Per Share of $0.02 a year ago –
– Company Reiterates Annual 2010 Guidance: Revenue Increase of 35% to 40% and Positive Annual 2010 Non-GAAP Adjusted EBITDA  –

San Jose, CA – May 11, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, reported results for its first quarter ended April 3, 2010.

Kevin Evans, EnergyConnect’s president and CEO, said, “The first quarter of 2010 was an exciting time for EnergyConnect. We completed the selling season in our Capacity business and grew our total Capacity by 33%, to 400 Megawatts (MW). As we sold over 100 MWs of Capacity transactions in the first quarter, the remaining 300 MWs will be recognized in the second and third quarter of 2010.  On the economic side of the business, we are encouraged by the Federal Energy Regulatory Commission’s (FERC) Notice of Proposed Rulemaking (NOPR) on Demand Response.  In general, we continue to see improvements in the economy and energy prices are showing signs of rebounding.  In addition, we remain well positioned with our software-as-a-Service technology platform as customers begin to focus on reducing their overall cost of energy.”

First Quarter Financial Results
Revenue for the first quarter of 2010 was $7.0 million, compared to $1.2 million in the first quarter of 2009, due to a capacity transaction completed in the first quarter. Operating income for the period totaled $2.3 million, compared to operating loss of $2.0 million in the first quarter of 2009. Net income for the first quarter 2010 was $2.1 million, or $0.02 per diluted share, compared to a loss of $2.1 million, or $0.02 per share in the first quarter 2009.

Company Outlook
Andrew Warner, EnergyConnect’s CFO, said, “Typically, our capacity revenue recognition model translates into 25% being recognized in the second quarter and 75% in the third quarter.  Now, following the transaction in the first quarter of 2010, that revenue split should apply for the balance of our capacity business. We remain confident we will meet our annual guidance for 2010, achieving revenue growth of 35% to 40% over last year and deliver positive Non-GAAP Adjusted EBITDA for 2010.”

Based on the current market outlook, the company reiterates it expects full year 2010 revenue to be in the range of $27 million to $28 million, and expects to be Non-GAAP Adjusted EBITDA positive for the year.

Discussion of Non-GAAP Financial Measures
We intend to utilize a number of different financial measures, both GAAP and Non-GAAP, in analyzing and assessing the overall business performance, for making operating decisions and for forecasting and planning future periods. We consider the use of Non-GAAP financial measures helpful in assessing our current financial performance and prospects for the future. While we intend to use Non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, we believe that disclosing Non-GAAP financial measures provides useful supplemental data that, while not a substitute for GAAP financial measures, allows for further transparency in the review of our financial and operational performance.

We believe that EBITDA is used by investors and analysts as an alternative to GAAP measures when evaluating our performance in comparison to other companies. In order to fully assess our financial operating results, we believe that EBITDA will be an appropriate measure of evaluating our operating performance, because it eliminates the effects of financing and accounting decisions. This measure is also significant to institutional lenders, and is considered an important internal benchmark of our performance. We intend to use EBITDA to measure our performance against internal performance targets, which are based on EBITDA. In addition, we intend to further exclude stock-based compensation and other non-cash charges in calculating Non-GAAP Adjusted EBITDA. We believe excluding stock-based compensation and other non-cash charges, allows for greater transparency in the review our financial and operational performance.

Conference Call
The company will host a conference call and webcast today, May 11th, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, to discuss its first quarter 2010 financial results. To listen to the call live, please dial 877-407-9039 or 201-689-8470, internationally, at least 10 minutes before the start of the conference.

EnergyConnect will also use an online, real-time slide presentation that will run concurrently with the conference call.   To participate in viewing these slides during the presentation, a link is provided through the Investors section of the EnergyConnect website: http://www.energyconnectinc.com/investors/financials/.

A telephone replay will be available for two business days by dialing 877-660-6853, or 201-612-7415, and entering Account # 3055 and Conference ID #349866. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

About EnergyConnect
EnergyConnect Group Inc. delivers industry leading Demand Response solutions to commercial, educational and industrial consumers, enabling them to manage their electricity use in response to market prices (Economic), regional power shortages (Capacity), or cost avoidance measures. The EnergyConnect Software-as-a-Service (SaaS) technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information, visit http://www.energyconnectinc.com.

– Tables Follow –

ENERGYCONNECT GROUP, INC.
CONSOLIDATED BALANCE SHEET
($)

	April 3,	January 2,
	2010	2010
	(Unaudited)

Cash	$150,704	$1,062,306
Certificates of deposit	100,200	100,200
Accounts receivable, net	9,742,693	6,811,495
Other current assets	139,138	137,042

Total current assets	10,132,735	8,111,043

Intangibles, net	1,338,994	1,398,761
Other long term assets	285,289	265,120

Total assets	$11,757,018	$9,774,924

Accounts payable and accrued expenses	$5,944,569	$7,508,561
Other current liabilities	207,795	324,886

Total current liabilities	6,152,364	7,833,447

Note Payable, net of discount	3,297,570	1,912,937

Total liabilities	9,449,934	9,746,384

Shareholders’ equity	2,307,084	28,540

Total liabilities and shareholders’ equity	$11,757,018	$9,774,924

ENERGYCONNECT GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended
	April 3,	April 4,
	2010	2009

Revenue	$7,024	$1,210
Cost of revenue	2,455	642

Gross profit	4,569	568

Sales, general and administrative	2,076	2,402
Stock-based compensation	185	169

Total operating expenses	2,261	2,571

Income (loss) from operations	2,308	(2,003)

Interest expense, net and other	(226)	(79)

Net Income (loss)	$2,082	$(2,082)

Net Income (loss) per share:
Basic and diluted	$0.02	$(0.02)

Shares used in per share calculations:
Basic	95,749,193	95,179,961

Diluted	120,694,405	95,179,961

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

We believe that the presentation of Non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations.  While we use Non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures.  Consistent with this approach, we believe that disclosing Non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.

We intend to use EBITDA and Non-GAAP Adjusted EBITDA to measure our performance against internal targets. EBITDA is calculated by adding net interest expense, taxation expense, depreciation expense and amortization expense to Net Income to arrive at Earnings Before Interest, Tax, Depreciation and Amortization. Non-GAAP Adjusted EBITDA is calculated by additionally adding back other non-cash expenses, specifically stock-based compensation expense to arrive at Non-GAAP Adjusted EBITDA.

ENERGYCONNECT GROUP, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA
($000’s)

	April 3,	January 2,
	2010	2010
	(Unaudited)	(Unaudited)

GAAP Net Income (loss)	$2,082	$(2,082)
ADD: Stock- based compensation	185	169
ADD: Depreciation and amortization expense	93	96
ADD: Interest Expense, net and other	226	79

Adjusted EBITDA	2,586	(1,738)